                                                                       EXHIBIT J

                               DATED MAY 30, 2001









                               ECO TELECOM LIMITED

                                       and

                OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS"



                                       and


                                 CITIBANK, N.A.
                       (acting through its London Branch)
                                 as Escrow Agent



                           --------------------------
                                ESCROW AGREEMENT
                           --------------------------

                                    CONTENTS

1.    INTERPRETATION.........................................................  1
2.    APPOINTMENT OF ESCROW AGENT............................................  3
3.    THE ESCROW ACCOUNT AND THE VIP DOLLAR ACCOUNT..........................  3
4.    ESCROW AMOUNT..........................................................  3
5.    OPERATING PROCEDURES...................................................  3
6.    ESCROW AGENT...........................................................  6
7.    REPLACEMENT OF ESCROW AGENT............................................  7
8.    FEES AND EXPENSES......................................................  8
9.    NOTICES................................................................  9
10.   GENERAL................................................................ 10
11.   TERMINATION............................................................ 12
12.   EFFECTIVE DATE......................................................... 12

THIS AGREEMENT is dated May 30, 2001

BETWEEN:

1. ECO TELECOM LIMITED a company organized and existing under the laws of Gibraltar (the "INVESTOR");

2. CITIBANK, N.A., a commercial bank organized and existing under the laws of the United States of America acting through its London Branch (the "ESCROW AGENT"); and

3. OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS", an open joint stock company organized and existing under the laws of the Russian Federation ("VIP" and, together with the Investor, the "TRANSACTION PARTIES," and the Transaction Parties, together with the Escrow Agent, being the "PARTIES").

WHEREAS:

(A) Concurrently with the execution and delivery of this Agreement, the Transaction Parties are entering into a series of agreements, pursuant to which the Investor intends, among other things, to invest in VIP (the transactions contemplated by such agreements being, collectively, the "TRANSACTION");

(B) The Investor is a party to a primary agreement dated on or about the date of this Agreement (the "VIP PRIMARY AGREEMENT"), pursuant to which VIP has agreed to issue and sell, and the Investor has agreed to subscribe for and purchase, 5,150,000 shares of VIP common stock ("VIP STOCK") on the terms and subject to the conditions set forth therein;

(C) As part of the Transaction, at the Closing under and as defined in the VIP Primary Agreement, the Investor is to pay ONE HUNDRED AND THREE MILLION UNITED STATES DOLLARS (US$103,000,000) for the VIP Stock, of which FIFTY MILLION UNITED STATES DOLLARS (US$50,000,000) (the "INITIAL DEPOSIT AMOUNT") is to be deposited in escrow with the Escrow Agent for disbursement in accordance with this Agreement; and

(D) To facilitate the Transaction, the Transaction Parties have requested the Escrow Agent to open and operate an escrow account in accordance with the terms of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.   INTERPRETATION

         (1) The definitions of the terms listed on SCHEDULE 8 may be found at the location specified therein. In addition, the following terms shall have the meanings specified below:

         "ACCOUNT BANK" shall mean Citibank T/O (OOO), a commercial bank organized and existing under the laws of the Russian Federation.

         "ACCOUNT BANK AGREEMENT" shall mean the account bank and overdraft agreement dated on or about the date of this Agreement entered into among the Account Bank, the Transaction Parties and Closed Joint-Stock Company "VimpelCom-Region".

         "AUTHORISED REPRESENTATIVES" shall mean the persons set out in SCHEDULE 4, PART A, as amended pursuant to CLAUSE 5(4).

         "BUSINESS DAY" means a day other than a Saturday, a Sunday, or any day on which banks in any of London, England, Moscow, Russia, New York, USA and Oslo, Norway are authorized or obliged to close.

         "CALLBACK CONTACT" means:

                  (a)      any Authorised Representative; and

                  (b) the persons set out in SCHEDULE 4, PART B, as amended from time to time, pursuant to CLAUSE 5(4).

         "CERTIFICATE AND PAYMENT INSTRUCTION" means a certification by VIP to the Escrow Agent substantially in the form of SCHEDULE 1 with the dates appropriately completed.

         "CLOSING DATE" shall mean the date notified as such in the Preliminary Closing Notice which date shall be no later than the Latest Closing Date and at least 5 (five) Business Days after the receipt by the Escrow Agent from VIP of such Preliminary Closing Notice.

         "ESCROW AMOUNT" means the Principal Amount and any Interest Due Amount.

         "EXECUTION DATE" means such date as the VIP Primary Agreement and all Principal Agreements, as defined therein, are duly executed and delivered by each of the parties thereto.

         "FINAL CLOSING NOTICE" means a notice from the Investor and VIP to the Escrow Agent substantially in the form of SCHEDULE 6 with the dates appropriately completed.

         "INTEREST DUE AMOUNT" means any interest accrued on the Principal Amount in accordance with the terms of this Agreement and not yet added to the Principal Amount.

         "INVESTOR REFUND ACCOUNT" shall mean the account specified as such in
         SCHEDULE 5.1 hereto, as amended from time to time pursuant to CLAUSE 5(8).

         "LATEST CLOSING DATE" means November 30, 2001 subject to (i) the Escrow Agent not having received a Preliminary Closing Notice, Final Closing Notice and Readiness Notice by the Latest Readiness Notice Time on such date in accordance with the terms of this Agreement and (ii) the Transaction Parties notifying the Escrow Agent in writing signed by the Authorised Representatives of the Investor and VIP on November 30, 2001 promptly after the Latest Readiness Notice Time or at the latest by 4:00 p.m. (London time) on the first Business Day after November 30, 2001, that the Latest Closing Date shall be the sixth Business Day after November 30, 2001, in which event the Latest Closing Date shall be the sixth Business Day after November 30, 2001.

         "LIBID" shall mean the rate certified by the Escrow Agent to be the "Citibank Overnight LIBID Rate".

         "MEETING DATE" means July 27, 2001.

         "PRELIMINARY CLOSING NOTICE" means a notice from VIP to the Escrow Agent substantially in the form of SCHEDULE 2 with the dates appropriately completed.

         "PRINCIPAL AMOUNT" means, at the date hereof, the Initial Deposit Amount, and thereafter means the Initial Deposit Amount and any interest capitalized and added to the Principal Amount, subject to any payment thereof, in accordance with the terms of this Agreement.

         "READINESS NOTICE" means a notice from the Account Bank to the Escrow Agent substantially in the form of SCHEDULE 7 with the date appropriately completed.

         "RUBLES" means the lawful currency of the Russian Federation.

         "TERMINATION NOTICE" means a notice from the Investor and VIP to the Escrow Agent substantially in the form of SCHEDULE 3 with the date appropriately completed.

         "US$" means lawful currency of the United States of America.

         "VIP DOLLAR ACCOUNT" shall mean the account specified as such in
         SCHEDULE 5.2 hereto.

         (2)      Construction

         The index to and headings in this Agreement are for convenience only and should not be taken into account in construing this Agreement.

2.   APPOINTMENT OF ESCROW AGENT

     The Transaction Parties hereby designate and appoint the Escrow Agent as escrow agent and the Escrow Agent hereby accepts such designation and appointment in accordance with the terms and conditions of this Agreement. The term "Escrow Agent" shall include the Escrow Agent for the time being and all its successors pursuant to the provisions of CLAUSE 7 (Replacement of Escrow Agent).

3.   THE ESCROW ACCOUNT AND THE VIP DOLLAR ACCOUNT

         (1) The Investor has the following bank account in the name of and for the benefit of the Investor with the Escrow Agent: Purchase Account, designated account number 10111759 denominated in US$ (the "ESCROW ACCOUNT").

         (2) VIP has the VIP Dollar Account in the name of and for the benefit of VIP with the Account Bank.

4.   ESCROW AMOUNT

         (1) The Escrow Agent hereby acknowledges and confirms to the Transaction Parties that it has received cleared funds in the amount of the Initial Deposit Amount from or for the benefit of the Investor and that it has deposited such sum into the Escrow Account.

         (2) The Principal Amount from time to time shall bear interest at a per annum rate of interest of not less than LIBID minus 35 basis points. Such interest shall begin to accrue on the date that cleared funds representing the Initial Deposit Amount are received by the Escrow Agent in connection herewith and shall accrue monthly, and such interest shall be capitalized and added to the Principal Amount on the first Business Day of the following calendar month or on such other date determined in accordance with this Agreement, as applicable, unless other terms are agreed to in accordance with CLAUSES 4(3) or 4(4).

         (3) After the date hereof and until (but excluding) the Meeting Date, the Investor may agree with the Escrow Agent to deposit the Principal Amount into time deposit(s) with the Escrow Agent upon terms agreed upon by the Investor and the Escrow Agent, provided that the end of the term of such deposit(s) shall not occur after the day preceding the Meeting Date.

         (4) At any time after the Meeting Date, the Investor and VIP may agree with the Escrow Agent to deposit the Principal Amount into time deposit(s) with the Escrow Agent upon terms agreed upon by the Investor, VIP and the Escrow Agent.

         (5) Any interest rate agreed in accordance with CLAUSE 4(3) or 4(4) or determined in accordance with CLAUSE 4(2) (the "APPLICABLE RATE") shall be net of all taxes due or withheld with respect thereto and shall be calculated on the basis of a 360-day year, consisting of 12 months of 30 days each. All such accrued interest shall be credited to the Escrow Account.

5.   OPERATING PROCEDURES

         (1) The Escrow Agent shall act as custodian of the Escrow Amount and shall disburse the same in accordance with the terms of this Agreement; provided, that notwithstanding anything to the contrary in this Agreement, the Escrow Account may not go into overdraft.

         (2) The Transaction Parties hereby instruct the Escrow Agent to release the Escrow Amount or the relevant portion thereof from the Escrow Account as follows:

                  (i) NO SHAREHOLDERS' APPROVAL. Subject to CLAUSE 5(3), if the Escrow Agent shall not have received from VIP within five (5) Business Days after the Meeting Date (the fifth Business Day after the Meeting Date being the "LATEST APPROVAL NOTICE DATE"), a duly executed Certificate and Payment Instruction substantially in the form of
         SCHEDULE 1 hereto, signed by VIP, then the Escrow Agent is instructed to pay to the Investor by wire transfer of immediately available funds to the Investor Refund Account, (i) no later than the second Business Day after the Latest Approval Notice Date, the Principal Amount and
         (ii) no later than the fifth Business Day after the Latest Approval Notice Date, the Interest Due Amount to but excluding the date of payment of the Principal Amount.

         The Escrow Agent shall confirm in writing to the Investor and VIP that it has effected the transfers to be made in accordance with this CLAUSE 5(2)(i) promptly after having executed each such transfer.

                  (ii) SHAREHOLDERS' APPROVAL. Subject to CLAUSE 5(3), if, on or before the close of business on August 3, 2001, the Escrow Agent shall have received a duly executed Certificate and Payment Instruction substantially in the form of SCHEDULE 1 hereto, signed by VIP, then the Escrow Agent is instructed to pay to the Investor by wire transfer of immediately available funds to the Investor Refund Account, no later than the fifth Business Day after receipt of such notice, the amount representing interest accrued on the Principal Amount at the Applicable Rate from the date cleared funds in the amount of the Initial Deposit Amount are credited to the Escrow Account to (but excluding) the Meeting Date. The Escrow Agent shall confirm in writing to the Investor and VIP that it has effected the transfer to be made in accordance with this CLAUSE 5(2)(II) promptly after having executed such transfer.

                  (iii) CLOSING. Subject to CLAUSES 5(3), 5(5) and 5(6), upon receipt by the Escrow Agent of all of the following:

                           (a) no later than the fifth Business Day prior to the Latest Closing Date, a duly executed Preliminary Closing Notice substantially in the form of SCHEDULE 2 signed by VIP;

                           (b) no later than the Latest Closing Date, a duly executed Final Closing Notice substantially in the form of SCHEDULE 6 signed by VIP and the Investor; and

                           (c) no later than the Latest Closing Date, a duly executed Readiness Notice substantially in the form of SCHEDULE 7 signed by the Account Bank;

         the Escrow Agent is instructed to:

                           (aa) transfer on the Closing Date from the Escrow Account to the VIP Dollar Account with details of payment as specified in the Preliminary Closing Notice, by wire transfer of immediately available funds, the Initial Deposit Amount;

                           (bb) transfer on the Closing Date from the Escrow Account to the Investor Refund Account, by wire transfer of immediately available funds, the amount representing the difference between the Principal Amount on the Closing Date and the Initial Deposit Amount; and

                           (cc) transfer from the Escrow Account to the Investor no later than the fifth Business Day after the Closing Date, by wire transfer of immediately available funds to the Investor Refund Account the Interest Due Amount to but excluding the Closing Date.

         The Escrow Agent shall (x) by the close of business (London time) on the Business Day preceding the Closing Date, notify the Account Bank and the Transaction Parties that, subject to receipt of a Final Closing Notice and a Readiness Notice, the transfer of the Initial Deposit Amount to the VIP Dollar Account will be effected by the Escrow Agent on the Closing Date (such notice being an "ESCROW AGENT FUNDING NOTICE"), and (y) subject to the other provisions of this CLAUSE 5(2)(III), promptly confirm in writing to VIP and the Investor on the Closing Date that the Escrow Agent has effected the transfers to be made in accordance with this CLAUSE 5(2)(III) promptly after having executed each such transfer.

                  (iv) TERMINATION (AGREEMENT OF THE PARTIES). Subject to CLAUSE 5(3), upon the receipt by the Escrow Agent of a duly executed Termination Notice substantially in the form of SCHEDULE 3 hereto signed by VIP and the Investor (the date of such receipt being the "TERMINATION DATE"), the Escrow Agent is instructed to transfer to the Investor by wire transfer of immediately available funds to the Investor Refund Account (i) no later than the second Business Day immediately following the Termination Date, the Principal Amount and
         (ii) no later than the fifth Business Day immediately following such payment of the Principal Amount, the Interest Due Amount to but excluding the date of such payment of the Principal Amount. The Escrow Agent shall confirm in writing to the Investor and VIP that it has effected each transfer to be made in accordance with this CLAUSE 5(2)(iv) promptly after having executed each such transfer.

                  (v) TERMINATION (LATEST CLOSING DATE). Subject to CLAUSE 5(2)(ii) and CLAUSE 5(3), if immediately after the Latest Readiness Notice Time (as defined below), the Escrow Agent has not received a duly executed Preliminary Closing Notice, Final Closing Notice and Readiness Notice in each case signed by the relevant party or parties, then the Escrow Agent is instructed to transfer to the Investor by wire transfer of immediately available funds to the Investor Refund Account
         (i) on and not before the fifth Business Day immediately following the Latest Closing Date, the Principal Amount and (ii) no later than the fifth Business Day immediately following such payment of the Principal Amount, the Interest Due Amount to but excluding the date of such payment of the Principal Amount. The Escrow Agent shall confirm in writing to the Investor and VIP that it has effected each transfer to be made in accordance with this CLAUSE 5(2)(V) promptly after having executed each such transfer.

         (3)

                  (i) Upon the Escrow Agent's receipt in accordance with CLAUSE 9 of a notice from any Transaction Party, executed by a person purporting to be an executive officer or director of such Transaction Party, that any dispute, controversy or claim in connection with the transactions contemplated by this Agreement has been submitted to arbitration in accordance with CLAUSE 10(5) of this Agreement (an "ARBITRATION NOTICE"), the Escrow Agent shall continue to hold any sums in the Escrow Account (and shall continue to credit interest to the Escrow Account in accordance with CLAUSE 4 of this Agreement) until authorized to release such funds in accordance with this CLAUSE 5(3).

                  (ii) Notwithstanding anything to the contrary in this Agreement, forthwith upon receipt by the Escrow Agent of an order, judgment, award or decree ordering the release of the Escrow Amount, the sum on deposit in the Escrow Account, or any portion of either thereof (a "RELEASE ORDER"), accompanied by a legal opinion satisfactory to the Escrow Agent given by counsel for the party requesting such release (a "LEGAL OPINION," and, together with the Release Order, a "FINAL ADJUDICATION NOTICE") to the effect that such order, judgment or decree represents a final adjudication of the rights of the Parties by a court or arbitral tribunal of competent jurisdiction, and that the time for appeal from such order, judgment, award or decree has expired without an appeal having been made, the Escrow Agent shall release the Escrow Amount in accordance with the Release Order.

         (4) Each of the Transaction Parties undertakes to give the Escrow Agent five (5) Business Days' notice in writing of any amendment to its Authorised Representatives or Callback Contacts, as specified in
         SCHEDULE 4, PART A or PART B, as applicable. Any amendment of the Authorised Representatives or Callback Contacts of any Transaction Party shall take effect upon the expiry of such five (5) Business Days' notice.

         (5) Any Preliminary Closing Notice delivered to the Escrow Agent pursuant to CLAUSE 5(2)(iii) shall be void and without effect and this Agreement shall remain in effect and the Escrow Agent shall continue to hold and disburse the Escrow Amount in accordance with this Agreement as if such Preliminary Closing Notice had not been so delivered to the Escrow Agent, unless, on or before the Latest Readiness Notice Time, the Escrow Agent shall have received (i) a duly executed Final Closing Notice signed by the Investor and VIP and (ii) a duly executed Readiness Notice signed by the Account Bank. As used in this Agreement, "LATEST READINESS NOTICE TIME" means 7:00 a.m. (London time) on the Closing Date or such later time, not later than 7:45 a.m. (London time) on the Closing Date, as the Account Bank may, in its sole discretion, have determined in accordance with the Account Bank Agreement that it is willing to accept a duly executed Final Closing Notice, the Account Bank in such case shall have consulted with and informed the Escrow Agent of such decision before 7:00 a.m. (London time) on the Closing Date, such determination to be conclusively evidenced by the delivery by the Account Bank to the Escrow Agent by 7:45 a.m. (London time) on the Closing Date of a duly executed Readiness Notice. For the avoidance of doubt, the Escrow Agent shall be fully protected and indemnified in accordance with the terms of this Agreement, in transferring the Initial Deposit Amount to the VIP Dollar Account and transferring the amount representing the difference between the Principal Amount on the Closing Date and the Initial Deposit Amount to the Investor Refund Account on the Closing Date upon receipt by the Latest Readiness Notice Time of a duly executed Final Closing Notice signed by the Investor and VIP and a duly executed Readiness Notice signed by the Account Bank and, subject to CLAUSE 5(3), in transferring the Interest Due Amount to but excluding the Closing Date to the Investor Refund Account no later than the fifth Business Day after the Closing Date.


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
         (6) The Escrow Agent shall not initiate the transfer of funds from the Escrow Account as stipulated in CLAUSE 5(2)(iii) unless it has received:

                  (i)      the Preliminary Closing Notice;

                  (ii)     the Final Closing Notice; and

                  (iii)    the Readiness Notice.

         (7) If, after the Escrow Agent transfers the Initial Deposit Amount to the Account Bank in accordance with CLAUSES 5(2)(iii) and 5(6), the Account Bank returns the Initial Deposit Amount to the Escrow Agent and notifies the Escrow Agent that such sum is being returned because of a "Completion Difficulty" in accordance with the Account Bank Agreement, then the Escrow Agent shall deposit such sum in the Escrow Account and this Agreement shall remain in effect and the Escrow Agent shall hold and disburse the Escrow Amount in accordance with this Agreement as if any Preliminary Closing Notice, Final Closing Notice and Readiness Notice delivered to the Escrow Agent in accordance with this Agreement had not been so delivered to the Escrow Agent.

         (8) The Investor may amend SCHEDULE 5.1 hereto from time to time by delivering an amended SCHEDULE 5.1 to the other Parties in accordance with CLAUSE 9, which amendment shall state expressly that such amended SCHEDULE 5.1 is to replace the SCHEDULE 5.1 hereto (or any prior amendment to SCHEDULE 5.1 delivered in accordance with this CLAUSE 5(8)) and shall be signed by an Authorised Representative of the Investor. No such amendment will take effect until five (5) Business Days after the amended SCHEDULE 5.1 is received by the Parties in accordance with this CLAUSE 5(8).

6.   ESCROW AGENT

         It is further agreed that:

         (1) the Escrow Agent shall be obliged to exercise the same degree of care with respect to the Escrow Amount that it exercises with respect to its own property;

         (2) this Agreement expressly sets forth all the duties and obligations of the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any other agreement between or among any of the Transaction Parties except this Agreement and the instructions delivered in accordance herewith and no implied duties or obligations of the Escrow Agent shall be read into this Agreement;

         (3) the Escrow Agent shall not be liable to any person or entity for any loss, liability, claim, action, damages or expenses arising out of or in connection with its performance of or its failure to perform any of its obligations under this Agreement, provided the Escrow Agent has exercised the standard of care described in CLAUSE 6(1) above, and provided, however, that notwithstanding any other provision in this Agreement, the Escrow Agent shall be liable for its own gross negligence or wilful misconduct (except for consequential losses or special damages of any kind whatsoever, in each case however caused and whether or not foreseen). The liability of the Escrow Agent hereunder shall be limited to an amount equal to the Escrow Amount;

         (4) except with respect to Pre-Signing Legal Fees, for which VIP is solely responsible pursuant to CLAUSE 8.1, the Transaction Parties shall jointly and severally indemnify and hold harmless the Escrow Agent from and against any and all losses, liabilities, claims, actions, damages and expenses (including but not limited to reasonable lawyers' fees and disbursements) arising out of or in connection with this Agreement, save as are caused by its own gross negligence or wilful misconduct (all sums payable pursuant to this CLAUSE 6(4) being "REIMBURSABLE ITEMS");

         (5) the Escrow Agent shall not be obliged to make any payment or otherwise to act on any Certificate and Payment Instruction, Preliminary Closing Notice, Final Closing Notice, Termination Notice, or other request or instruction notified to it under this Agreement if it is unable:

                  (i) to verify any signature on the notice, request, or instruction against the specimen signature provided for the relevant Authorised Representative hereunder; and


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
                  (ii) (in the case of any such notice received by fax) to validate the authenticity of the request by telephoning a Callback Contact for the relevant Party.

         (6) the Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, or other written instrument delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or validity or the service thereof. The Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorised to do so;

         (7) the Escrow Agent may consult lawyers over any question as to the provisions of this Agreement or its duties hereunder. The Escrow Agent may act pursuant to the advice of lawyers or other professional advisers with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted in accordance with such advice;

         (8) the Escrow Agent does not have any interest in the Escrow Amount deposited hereunder but is serving as custodian only. Without limiting the generality of the foregoing sentence of this CLAUSE 6(8), none of the sums on deposit in the Escrow Account shall be used by, or available to the Escrow Agent to set off any obligations of the Investor or any of the other Transaction Parties owing to the Escrow Agent in any capacity. The Escrow Amount shall not be subject to any lien or attachment by any creditor of any party (other than those arising by operation of law) and the Escrow Amount shall be used solely for the purpose set forth in this Agreement. The obligation of the Escrow Agent to disburse the Escrow Amount in accordance with the terms of this Agreement constitutes an independent and separate obligation of the Escrow Agent, and the Escrow Agent shall not under any circumstances whatsoever deduct from or otherwise offset against such amounts any amounts owed, or alleged to be owed, by a Transaction Party to the Escrow Agent or any other party under or in connection with this Agreement or any other agreement, or any claim, obligation or other liability of any nature whatsoever incurred or alleged to have been incurred by a Transaction Party under or in connection with any such agreement or any other matter whatsoever. This CLAUSE 6(8), CLAUSE 6(3) and CLAUSE 6(4), above, shall survive notwithstanding any termination of this Agreement or the resignation or replacement of the Escrow Agent;

         (9) the Escrow Agent shall have no responsibility for the contents of any ruling of the arbitrators or any third party contemplated in any other document between or among any of the Transaction Parties as a means to resolve disputes and may rely without any liability upon the contents thereof;

         (10) in the event of any disagreement between or among the Transaction Parties resulting in an Arbitration Notice being delivered to the Escrow Agent in accordance with CLAUSE 5(3), or in the event that the Escrow Agent in good faith is in doubt as to its duties and rights hereunder, the Escrow Agent shall be entitled to refrain from taking any action in that instance and its sole obligation, in addition to those duties hereunder as to which there is no such uncertainty (including the crediting of accrued interest to the Escrow Account in accordance with CLAUSE 4(2) hereto), shall be to safely keep all property held in the Escrow Account until it shall be required to release it in accordance with CLAUSE 5(3) or as directed in writing jointly by the Transaction Parties; and

         (11) The Escrow Agent shall not be required to make any disbursement under this Agreement to the extent that the funds available for such purpose under this Agreement are insufficient.

7.   REPLACEMENT OF ESCROW AGENT

         (1) The Transaction Parties, acting together, may at any time replace the Escrow Agent by delivering to the Escrow Agent written notice signed by each Transaction Party to such effect; such notice to include the removal date and the details of a successor escrow agent. Within thirty (30) calendar days of receipt of such notice and details, the Escrow Agent shall execute and deliver such documents and take such action as may be reasonably necessary, in its opinion, to transfer to the successor escrow agent the Escrow Amount together with such records maintained by the Escrow Agent in connection with its duties hereunder and other information with respect to the Escrow Amount as such successor may reasonably request (provided such information is not of a commercially sensitive nature). The successor escrow agent named in the notice and details shall be an internationally recognized bank which is not affiliated with any Transaction Party.


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
         (2) The Escrow Agent may at any time and for any reason resign by giving written notice to such effect to the Transaction Parties.

         (3) Such resignation or removal of the Escrow Agent will take effect on the earlier of:

                  (a) the appointment of a successor escrow agent designated by the Transaction Parties in writing pursuant to this CLAUSE 7 or by order of a court or arbitral tribunal of competent jurisdiction and the acceptance of such successor of such appointment; or

                  (b) if no successor escrow agent shall have been appointed and/or the successor escrow agent shall not have accepted such appointment (i) in the case of resignation, thirty (30) calendar days after the date of delivery of the Escrow Agent's written notice of resignation to the Transaction Parties, or (ii) in the case of removal, upon confirmation by the Transaction Parties to the Escrow Agent of the appointment of an internationally recognised bank which is not affiliated with any Transaction Party to be the successor escrow agent, the acceptance by such bank of such appointment, and confirmation by the Account Bank in accordance with CLAUSE 7(5).

                  If 30 days after (i) in the case of resignation, delivery of the notice of resignation of the Escrow Agent or (ii) in the case of removal, the date designated for the Escrow Agent's removal, a successor escrow agent has not been appointed in accordance with the terms hereof, the Escrow Agent's sole responsibility shall be to safekeep the Escrow Amount until receipt of (w) notice of such an appointment, (x) a Certificate and Payment Instruction, Preliminary Closing Notice, Final Closing Notice and Readiness Notice or (y) a Termination Notice in accordance with the terms hereunder or
                  (z) a Final Adjudication Notice in accordance with CLAUSE 5(3) hereof.

         (4) Notwithstanding the foregoing, no resignation or removal of the Escrow Agent shall be effective until a successor escrow agent has acknowledged its appointment as such is provided in this CLAUSE 7 hereof.

         (5) The Transaction Parties shall ensure that the appointment of a successor escrow agent is made on the terms of this Agreement and the Transaction Parties shall ensure such appointment shall be binding on all of the Parties. The appointment of a successor escrow agent shall be subject to confirmation by the Account Bank that such appointment will not prevent timely performance by the Account Bank of its obligations under the Account Bank Agreement or any amendment thereto.

         (6) Upon written acknowledgement by a successor escrow agent appointed in accordance with this CLAUSE 7 of its agreement to serve as escrow agent hereunder and the receipt of property then comprising the Escrow Amount, the Escrow Agent shall be fully released and relieved of all duties, responsibilities and obligations under this Agreement, subject to such liability as the Escrow Agent may have under CLAUSE 6(3) for any gross negligence or wilful misconduct prior thereto, and such successor escrow agent shall for all purposes hereof be the Escrow Agent.

8.   FEES AND EXPENSES

         (1) In consideration of the performance of its role under this Agreement, VIP shall pay to the Escrow Agent:

                  (i)      an acceptance fee of US$5,000 (the "ACCEPTANCE FEE");

                  (ii) an administration fee of US$10,000 (the "ADMINISTRATION FEE"); and

                  (iii) legal fees and all out of pocket expenses incurred by the Escrow Agent in connection with the negotiation and preparation of this Agreement (the "PRE-SIGNING LEGAL FEES");

         in each case, payable on the date of this Agreement and otherwise in accordance with the letter agreement dated as of 22 March 2001 between the Escrow Agent and VIP, without regard to the "Assumptions" set forth therein.

         (2) As between the Transaction Parties and without prejudice to CLAUSE 8(1), the Investor shall reimburse VIP for one-half of the Acceptance Fee and one-half of the Administration Fee on the date of this Agreement, but shall have no liability for any Pre-Signing Legal Fees.

         (3) All amounts of whatever nature payable to, and recoverable by, the Escrow Agent pursuant to the terms of this Agreement shall be payable, without set-off or counterclaim, by the Transaction Parties, as applicable, on the earlier of the date specified in this Agreement and thirty (30) Business Days following the receipt of any invoice from the Escrow Agent, which invoice shall be delivered to VIP and the Investor in accordance with CLAUSE 9 hereof.

         (4) Without prejudice to CLAUSE 6(4), the Transaction Parties agree among themselves that any liability for Reimbursable Items shall be allocated between themselves as follows:

         (i) if a Reimbursable Item is not incurred in connection with an arbitration proceeding or other claim under this Agreement which results in an arbitrators' award or final judgment, then the Transaction Parties shall share liability for such Reimbursable Item equally;

         (ii) if a Reimbursable Item is incurred in connection with an arbitration proceeding or other claim under this Agreement which results in an arbitrators' award or final judgment, then liability for such Reimbursable Item shall be allocated between the Transaction Parties (a) in accordance with such arbitrators' award or final judgment, if liability for the Reimbursable Item is expressly addressed therein, (b) pro-rata in accordance with the liability assessed against the respective Transaction Parties, if liability for the Reimbursable Item is not expressly addressed therein and either or both of the Transaction Parties is held to have any liability for any matter thereunder, or (c) evenly if neither Transaction Party is held to have any liability; provided, that notwithstanding the preceding clauses (a), (b) and (c), to the extent that the Reimbursable Item consists of reimbursing the Escrow Agent for damages payable to a Transaction Party (the "DAMAGED TRANSACTION PARTY") as a consequence of the Escrow Agent making a disbursement of funds to the other Transaction Party, such other Transaction Party shall be liable for such Reimbursable Item; and

         (iii) to the extent that either Transaction Party (the "OVERPAYING TRANSACTION PARTY") has paid more than its share of a Reimbursable Item to the Escrow Agent in accordance with CLAUSE 6(4), the other Transaction Party shall, so long as the liability under CLAUSE 6(4) has been fully and finally discharged, forthwith on demand of the Overpaying Transaction Party, reimburse the Overpaying Transaction Party such amount as shall be necessary for each of the Transaction Parties to have borne the cost of such Reimbursable Item in accordance with their liability, as between the Transaction Parties, determined in accordance with this CLAUSE 8.4.

9.   NOTICES

         All communications required pursuant to this Agreement shall be addressed to the respective party as follows:

         (1)      If to the Investor, to:

                  Eco Telecom Limited
                  Suite 2, 4 Irish Place
                  Gibraltar
                  Attention: Franz Wolf
                  Facsimile: +350-41988

                  with a copy to:

                  OOO Alfa-Eco
                  21, Novy Arbat
                  121019 Moscow
                  Russian Federation
                  Attention: Stanislav Shekshnya

                  Fax: +7 095  202 9663
                  and a copy to:

                  Herbert Smith CIS Legal Services
                  24, Korobeinikov Pereulok
                  119034 Moscow
                  Russian Federation
                  Attention: Vladimir Afonkin

                  Fax: +7 095 363 6501

         (2)      If to the Escrow Agent, to:

                  Citibank, N.A.
                  Cottons Centre
                  Hay's Lane
                  London SE1 2QT
                  Attention: Carl Hardie/Mark O'Hare

                  Fax: (+44 20) 7500 5857/2931

         (3)      If to VIP, to:

                  OJSC "Vimpel-Communications"
                  10 Ulitsa 8-Marta, Building 14
                  Moscow, Russian Federation 125803
                  Attention: Jo Lunder

                  Fax: +7 095 755 3682

                  with a copy to:

                  Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                  7 Gasheka Street, Ducat Place II
                  Moscow 123056, Russian Federation
                  Attention: Melissa J. Schwartz

                  Fax: +7 095 974 2412

         (4)      If to the Account Bank, to:

                  Citbank T/O (OOO)
                  8-10 Gasheka St.
                  125047 Moscow, Russian Federation
                  Attention: Andrei Silkin

                  Fax: +7 095 725 6892

         All such notices, requests and other communications will (a) if delivered personally to the address provided in this CLAUSE 9, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number provided in this Clause 9, be deemed given upon printed electronic confirmation of receipt, and (c) if delivered by courier to the address provided in this CLAUSE 9, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this CLAUSE 9). Any Party from time to time may change its address, facsimile number or other information for the purpose of notices hereunder by giving notice of such change to the other Parties.

10.  GENERAL

         (1) This Agreement shall be binding upon and inure solely for the benefit of the Parties and their respective successors and assigns. Unless otherwise expressly permitted by this Agreement, no Party may assign or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other Parties.

         (2) No Party shall be bound by any amendment or modification of this Agreement, including the transfer of any interest hereunder, unless such amendment or modification is in writing and signed by or on behalf of each Party; provided, however, that the Parties shall be bound by any amendment to SCHEDULE 4 or SCHEDULE 5.1 hereto effected in accordance with the provisions of this Agreement.

         (3) Terms of this Agreement may only be waived by written consent signed by or on behalf of each Party. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision and any extension of time for the performance of any obligation shall not be deemed to be an extension of time for the performance of any other obligation.

         (4) This Agreement and any dispute, controversy or claim arising out of or relating to this Agreement shall be construed in accordance with and governed by English law, without giving effect to any conflicts of laws principles thereof which would result in the application of laws of another jurisdiction.

         (5) Arbitration; Consent to Jurisdiction; Service of Process; Waiver of Sovereign Immunity

                  (a) Any and all disputes and controversies arising under, relating to or in connection with this Agreement shall be settled by arbitration by a panel of three (3) arbitrators under the United Nations Commission on International Trade Law (UNCITRAL) Arbitration Rules then in force (the "UNCITRAL Rules") in accordance with the following terms and conditions:

                           (i) In the event of any conflict between the UNCITRAL Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

                           (ii) The place of the arbitration shall be Geneva, Switzerland.

                           (iii) Where there is only one claimant party and one respondent party, each shall appoint one arbitrator in accordance with the UNCITRAL Rules, and the two arbitrators so appointed shall appoint the third (and presiding) arbitrator in accordance with the UNCITRAL Rules within thirty (30) days from the appointment of the second arbitrator. In the event of an inability to agree on a third arbitrator, the appointing authority shall be the International Court of Arbitration of the International Chamber of Commerce, acting in accordance with such rules as it may adopt for this purpose. Where there is more than one claimant party, or more than one respondent party, all claimants and/or all respondents shall attempt to agree on their respective appointment(s). In the event that all claimants and all respondents cannot agree upon their respective appointment(s) within thirty (30) Business Days of the date of the notice of arbitration, all appointments shall be made by the International Court of Arbitration of the International Chamber of Commerce.

                           (iv) The English language shall be used as the written and spoken language for the arbitration and all matters connected to the arbitration.

                           (v) The arbitrators shall have the power to grant any remedy or relief that they deem just and equitable and that is in accordance with the terms of this Agreement, including specific performance, and including, but not limited to injunctive relief, whether interim or final, and any such relief and any interim, provisional or conservatory measure ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. Each Party retains the right to seek interim, provisional or conservatory measures from judicial authorities and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

                           (vi) The award of the arbitrators shall be final and binding on the Parties .

                           (vii) The award of the arbitrators may be enforced by any court of competent jurisdiction and may be executed against the person and assets of the losing party in any competent jurisdiction.

                  (b) Except for arbitration proceedings pursuant to CLAUSE 10(5), no action, lawsuit or other proceeding (other than the enforcement of an arbitration decision, an action to compel arbitration or an application for interim, provisional or conservatory measures in connection with the arbitration in accordance with Clause 10(5)(a)(v)) shall be brought by or between the Parties and/or any of their affiliates in connection with any matter arising out of or in connection with this Agreement.

                  (c) Each Transaction Party irrevocably appoints Law Debenture Corporation, located on the date hereof at 5th Floor, 100 Wood Street, London, England EC2V 7EX, as its true and lawful agent and attorney to accept and acknowledge service of any and all process against it in any action, suit or proceeding permitted by CLAUSE 10(5), with the same effect as if such Party were a resident of England and had been lawfully served with such process in such jurisdiction, and waives all claims of error by reason of such service, provided that the Party effecting such service shall also deliver a copy thereof to the other Parties at their addresses specified in CLAUSE 9 hereof. Each Transaction Party will enter into such agreements with such agent as may be necessary to constitute and continue the appointment of such agent hereunder. In the event that any such agent and attorney resigns or otherwise becomes incapable of acting, the affected Transaction Party will appoint a successor agent and attorney in London reasonably satisfactory to each other Party, with like powers.

                  (d) Each Party hereto hereby represents and acknowledges that it is acting solely in its commercial capacity in executing and delivering this Agreement and in performing its obligations hereunder, and each such Party hereby irrevocably waives with respect to all disputes, claims, controversies and all other matters of any nature whatsoever that may arise under or in connection with this Agreement and any other document or instrument contemplated hereby, all immunity it may otherwise have as a sovereign, quasi-sovereign or state-owned entity (or similar entity) from any and all proceedings (whether legal, equitable, arbitral, administrative or otherwise), attachment of assets, and enforceability of judicial or arbitral awards.

         (6) If any provision in this Agreement or any other document executed in connection herewith is or shall become invalid, illegal or unenforceable in any jurisdiction, the invalidity, illegality or unenforceability of such provision in such jurisdiction shall not affect or impair the validity, legality or enforceability of (i) any other provision of this Agreement or any such other document in such jurisdiction or (ii) such provision or any other provision of this Agreement or any such other document in any other jurisdiction.

         (7) This Agreement may be executed in any number of counterparts, each having the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

         (8) A person who is not party to this Agreement may not enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

         (9) Each of the Transaction Parties shall provide to the Escrow Agent all instruments and documents within their respective powers to provide that are necessary for the Escrow Agent to perform its duties and responsibilities hereunder.

         (10) Unless otherwise agreed in writing by the Transaction Parties, the Escrow Agent shall not be entitled to appoint any sub-agents for performance of any rights or obligations under this Agreement.

11.  TERMINATION

         This Agreement shall terminate and the Escrow Agent shall be discharged from all duties and liabilities hereunder, only upon such date as the Escrow Agent shall have distributed all of the Escrow Amount and all sums on deposit in the Escrow Account in accordance with this Agreement, without prejudice to the rights of the Parties accruing hereunder during the term of this Agreement. CLAUSES 6, 8 and 10 of this Agreement shall survive the termination of this Agreement.

12.  EFFECTIVE DATE

         This Agreement shall come into effect upon signing thereof.

IN WITNESSETH WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above and shall be effective on the Execution Date.

                                          THE INVESTOR

                                          ECO TELECOM LIMITED

                                          By: /s/ Serge Barychkov
                                              ----------------------------------
                                              Name: Serge Barychkov
                                              Title: Attorney-in-Fact

                                          VIP

                                          OPEN JOINT STOCK COMPANY
                                          "VIMPEL-COMMUNICATIONS"

                                          By: /s/ Dmitri B. Zimin
                                              ----------------------------------
                                              Name: Dmitri B. Zimin
                                              Title: President

                                          By: /s/ Vladimir M. Bychenkov
                                              ----------------------------------
                                              Name: Vladimir M. Bychenkov
                                              Title: Chief Accountant



                                          THE ESCROW AGENT

                                          CITIBANK, N.A.
                                          ACTING THROUGH ITS LONDON BRANCH

                                          By: /s/ Mark O'Hare
                                              ----------------------------------
                                              Name: Mark O'Hare
                                              Title: Assistant Vice President